Winpoint Health LLC and iGambit Inc. sign Letter of Intent for iGambit Inc. to acquire Winpoint Health LLC

SMITHTOWN, N.Y., June 19, 2018 (Globe Newswire) iGambit, Inc. (OTCBB: IGMB) is pleased to announce that it has entered into a Letter of Intent (“LOI”) with Winpoint Health LLC.

The acquisition of Winpont Health LLC offers strategic synergies with our HealthDatix Inc. subsidiary, providing a new and unique opportunity for physicians to identify patients eligible for Annual Wellness Visits as well as Chronic Care Management, both of which are reimbursed by Medicare.

Winpoint Health is a New York-based chronic care management service company that monitors patients between office visits by leveraging both first-in-class technology and a fully trained clinical team of healthcare professionals.

HealthDatix identifies the patient’s eligibility for Medicare-reimbursed doctor visits to access and assist in the well-being and cultivation of a healthy lifestyle. Our WellDatix Annual Wellness Visit provides a comprehensive preventive care plan including all the preventive screening and services a patient requires to maintain a healthy, balanced life. By implementing HealthDatix’s superior Medicare-recommended care plan alongside Winpoint Health’s care managers to execute first in-class patient care delivery, we can ensure the patient is on track for reduced chronic condition episodes while lowering their cost of care.

The HealthDatix AWV/HRA also identifies those patients who require additional monitoring to improve their health. Our BioDatix Wristband wearable medical monitor offers round-the-clock monitoring, passively collecting data without affecting the patient’s routine. Utilizing the Winpoint care team and the BioDatix WristBand, patients are provided a clear path to improved health and lower out-of-pocket costs.

By implementing an effective technology-driven oversight and compliance program, our solution can drastically reduce the number of hospitalization rates, re-hospitalization rates, and augment nursing home placement. This approach will also greatly reduce overall medical spending.

John Salerno, Chairman of iGambit stated: We are very excited on this merger, it is a logical next step that creates substantial value for our customers and the stockholders of HealthDatix and Winpoint Health. It not only benefits patients and healthcare providers, but it expands the market reach for both entities creating a powerhouse of healthcare technology and a fluid patient delivery system.

Isaac Levy, of Winpoint stated:” “We are excited to combine our innovative white label chronic care management solution with the powerful healthdatix platform.”

The growth potential is well-documented. Eighty percent of Medicare beneficiaries have two or more chronic conditions, which is the qualifying criteria to enroll in Chronic Care Management (CCM) program. Over 71 cents of every healthcare dollar in the US is spent on those with multiple chronic conditions. The Centers for Medicare and Medicaid Services (CMS) is projecting that number of total beneficiaries to skyrocket close to 80 million by 2030.

The global wearable medical devices market size was valued at USD 3.9 billion in 2014 and is expected to grow with a CAGR of 28% over the forecast period. Increasing demand for technologically advanced wearable medical devices, rising awareness regarding physical fitness, advent of new smartphone-linked healthcare applications, and growing demand for wireless connectivity in the healthcare industry are the key factors propelling the overall industry. The BioDatix WristBand will be paired with our FDA-approved Electronic House Call as an additional leading-edge digital patient monitoring program for the Winpoint Health chronic care program. We anticipate it to be fully deployed by end of next quarter.

Pursuant to the LOI, IGI would buy all of the outstanding shares of “Winpoint” and would assume all of the business operations of “Winpoint”. “Winpoint” would operate as a wholly owned subsidiary of IGI.

Prior to or concomitant with closing Winpoint will have secured a $2,000,000 equity investment into Winpoint

.

The consideration for the purchase would be as follows: Winpoint shareholders and the equity investors (collectively, “WP Shareholders”) shall receive IGI Common Shares equal to 65% of the issued and outstanding shares post Transaction.

iGambit Inc. estimates a closing within 60-90 days from the signing of the Letter of Intent and the commencement of due diligence.

The LOI has certain binding and non-binding obligations, and the transaction is subject to various conditions to closing, including satisfactory completion of due diligence, approval of the Company’s shareholders, if required, and definitive documentation.

A copy of the Form 8-K report may be accessed at www.sec.gov.

About HealthDatix

Healthy, Longer Lives, that’s our mission. Within the population of any group or organization there are people who are healthy and those that are at risk. Our mission is to aggregate their data and deliver accurate reporting necessary to make vital decisions on a course of treatment or education for those at risk. We empower you with the data needed to negotiate future health costs. We’re helping to shape the future of our nation’s health care system, with robust leveraging of technology that delivers value-based healthcare and payment without extra staff or additional efforts on the part of the caregiver. Our proprietary data analytics management uncovers new opportunities for health wellness visits and 24/7/365 monitoring of people with chronic conditions. For more information, please visit www.healthdatix.com.

About Winpoint Health, LLC

Winpoint Health, LLC combines technology, services, and our unique personal touch to deliver customized scalable plans to benefit both the provider and the patient.  Our white labeled Chronic Care Management turnkey solution seamlessly enables a healthcare provider to increase its annual revenue and extend its patients’ office care into their homes with no upfront costs to either party, while empowering patients to take a more active role in managing their health. For more information, please visit www.winpointhealth.com

iGambit (OTCBB: IGMB) is a fully reporting publicly-held company. For more information, please visit www.igambit.com. Information on our web-site does not comprise a part of this press release.

Safe Harbor:

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Act of 1995. When used in this press release, the words or phrases "will likely result," "expected to," "will continue," "anticipated," "estimate," "projected," "intends," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to, economic conditions, dependence on management, dilution to shareholders, lack of capital changes in laws or regulations, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth, demand for products and services of the Company, newly developing technologies, its ability to compete, conflicts of interest related to party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition, and the ability of the Company to obtain additional financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release.

Contact:

Bill Robertson

Ph. No. 604 837 3835